                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                               (Amendment No.  )

Check the appropriate box:

[_]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                          Allmerica Investment Trust
--------------------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

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           ALLMERICA INVESTMENT TRUST: SELECT STRATEGIC GROWTH FUND
                              440 LINCOLN STREET
                              WORCESTER, MA 01653

                             INFORMATION STATEMENT

  On February 15, 2000, the Board of Trustees of Allmerica Investment Trust (the "Trust") approved (1) a new Sub-Adviser Agreement (the "New Sub-Adviser Agreement") for the Select Strategic Growth Fund (the "Fund") of the Trust between Allmerica Financial Investment Management Services, Inc. ("AFIMS"), the Trust's investment manager, and TCW Investment Management Company ("TCW") which became effective on April 1, 2000 and (2) a new investment objective and new principal investment strategies for the Fund. The New Sub-Adviser Agreement is the same in all substantive respects to the previous Sub-Adviser Agreement (the "Previous Sub-Adviser Agreement"), dated April 16, 1998, in effect between AFIMS and Cambiar Investors, Inc. ("Cambiar"), except that the sub-advisory fee which AFIMS will pay TCW differs from the sub-advisory fee structure in the Previous Sub-Adviser Agreement and the effective and termination dates are different. There will be no change in advisory fees paid by the Fund to AFIMS. AFIMS will pay TCW's Sub-Adviser fee.

  AFIMS manages the business affairs of the Fund pursuant to a Management Agreement (the "Management Agreement") dated April 16, 1998 between the Trust and AFIMS. The Management Agreement provides that, subject to the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder, AFIMS at its expense may select and contract with a sub-adviser or sub-advisers to manage the investments of one or more of the Funds in the Trust. AFIMS has selected TCW as Sub-Adviser to manage the investments of the Fund and such selection was approved by the Board of Trustees of the Trust at its February 15, 2000 meeting.

  Under an order received from the Securities and Exchange Commission, the Trust and AFIMS are permitted to enter into and amend sub-advisory agreements without receiving shareholder approval and are granted relief from certain disclosure requirements regarding advisory fees paid to sub-advisers. The Trustees of the Trust must approve such sub-advisory agreements, and the Fund must provide specified information to Shareholders within 90 days of the hiring of any new sub-adviser. This Information Statement is being supplied to Shareholders to fulfill such information requirement and is being mailed on or about April 25, 2000.

  NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

  Background. Prior to the appointment of TCW as Sub-Adviser to the Fund, Cambiar served as Sub-Adviser of the Fund. The decision to change Sub-Advisers was based primarily on the change in the Fund's investment objective and strategies and on Cambiar's performance on behalf of the Fund. Under investment performance criteria and other standards established by AFIMS and BARRA RogersCasey, Inc. ("BARRA RogersCasey"), a consultant retained by AFIMS, each Sub-Adviser of the Trust is continuously monitored against relevant market indices and peer groups. Because Cambiar did not meet expectations for performance and in light of the recent departure from Cambiar of several key executives, AFIMS and BARRA RogersCasey recommended that the Trustees terminate the Previous Sub-Adviser Agreement and appoint TCW as the new Sub-Adviser to the Fund. In addition, the new investment strategies reflect TCW's management style.

  In the course of the selection process, AFIMS and BARRA RogersCasey reviewed performance and background criteria, as well as written proposals and in-person presentations by a number of investment advisory firms. In evaluating the proposals, they considered, among other things, the nature and quality of the services to be provided by each sub-adviser candidate, comparative data as to each sub-adviser's investment performance, the experience and financial condition of the sub-adviser and its affiliates, the level of sub-advisory fees to be paid compared to industry averages, the sub-adviser's commitment to mutual fund advisory activities and the quality of the sub-adviser's proposal generally. Based on this review and selection process, AFIMS and BARRA RogersCasey proposed to the Investment Operations Committee /1/ of the Board of Trustees the selection of TCW as the new Sub-Adviser for the Fund. After deliberation, the Committee unanimously recommended to the Trustees the selection of TCW as the new Sub-Adviser and reported on the reasons for this recommendation. Upon completion of the review process and following a presentation to the Trustees by TCW, the Trustees voted unanimously, with the "non-interested" Trustees voting separately after conferring with their independent counsel, to terminate the Previous Sub-Adviser Agreement as of the close of business on March 31, 2000, to appoint TCW as the new Sub-Adviser to the Fund effective April 1, 2000 and to approve the New Sub-Adviser Agreement. In evaluating the proposal, the Trustees considered the same factors considered by AFIMS and BARRA RogersCasey. The decision by the Trustees to change Sub-Advisers was based primarily on the change in the Fund's investment strategies and on Cambiar's investment performance on behalf of the Fund.

                     INFORMATION REGARDING TCW INVESTMENT
                              MANAGEMENT COMPANY

  TCW, located at 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017, is a wholly-owned subsidiary of The TCW Group, Inc., a Nevada corporation. TCW is a member of a group of companies (the "TCW Group") which, as of December 31, 1999, had approximately $70 billion in assets under management. The TCW Group, which was founded in 1971, manages pension and profit sharing funds, retirement/health and welfare funds, public employee retirement funds, investment companies, other institutional accounts and private accounts. None of the Trustees and officers of the Trust are affiliated with TCW.

  In advising the Fund, TCW will seek capital appreciation from small growth companies (generally companies at the time of purchase will fall within the capitalization range of companies comprising the S&P Small Cap 600 Index) which have the potential for superior earnings growth. The firm's investment philosophy focuses on equity investments in small-size companies that have improving fundamentals and which TCW believes have a high likelihood of positive earnings growth. TCW uses company-by-company analysis along with technical and quantitative market analysis to screen potential investments and to monitor portfolio securities.

  Exhibit I attached to this Information Statement contains information on the type, size and advisory fees of other similar investment company funds managed by TCW. All information about TCW in this Information Statement including
Exhibit I has been provided by TCW.


--------
/1/The Investment Operations Committee is composed of four Trustees who are "non-interested" persons of the Trust, AFIMS or the Sub-Adviser or their affiliates, two Trustees who are "interested" persons and two non-Trustee participants. The Committee monitors investment adviser performance and analyzes fund data.

Principal Executive Officers and Directors of TCW Investment Management
Company

  The principal executive officers and directors of TCW, their business addresses and principal occupations are shown below.

          Name                Business Address         Principal Occupation
          ----            ------------------------ ----------------------------
Thomas Ernest Larkin..... 865 South Figueroa       Director, Vice Chairman
                          Street
                          Los Angeles, CA 90017
Marc Irwin Stern......... 865 South Figueroa       Director, Chairman
                          Street
                          Los Angeles, CA 90017
Alvin R. Albe, Jr........ 865 South Figueroa       Director, President and
                          Street                   Chief Executive Officer
                          Los Angeles, CA 90017
Michael Edward Cahill.... 865 South Figueroa       Managing Director and
                          Street                   General Counsel
                          Los Angeles, CA 90017
William Charles Sonne-    865 South Figueroa       Managing Director and Chief
 born.................... Street                   Financial Officer
                          Los Angeles, CA 90017

Hilary G.D. Lord......... 865 South Figueroa       Managing Director and Chief
                          Street                   Compliance Officer
                          Los Angeles, CA 90017

  No arrangements or understandings exist between AFIMS and TCW with respect to the composition of the Board of Directors of TCW or the Board of Trustees of the Trust or with respect to the selection or appointment of any person to any office with either of them.

Description of the Previous Sub-Adviser Agreement and the New Sub-Adviser Agreement

  The Fund began operations on February 20, 1998. The Previous Sub-Adviser Agreement was executed as of January 9, 1998 and was submitted to and approved by the sole shareholder of the Fund on February 19, 1998. It was last approved by the Trustees, including the Trustees who were "non-interested", at a meeting of the Board of Trustees on May 10, 1999. Except for different effective and termination dates and the sub-advisory fee schedule, the terms of the New Sub-Adviser Agreement are similar in all material respects to the terms of the Previous Sub-Adviser Agreement.

  Under the New Sub-Adviser Agreement, TCW will, at its expense and subject to the general oversight of the Trustees and AFIMS, regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program consistent with the investment objective and policies of the Fund. For all of its services provided under the New Sub-Adviser Agreement, TCW will be paid by AFIMS a fee computed daily and paid quarterly at an annual rate of 0.85% based on the average daily net assets of the Fund of up to $100 million. When the average daily net assets of the Fund exceed $100 million, TCW will receive a fee computed daily and paid quarterly at an annual rate of 0.75% of the total average daily net assets of the Fund.

  Under the Previous Sub-Adviser Agreement, Cambiar was paid by AFIMS a fee computed daily and paid quarterly at an annual rate of the average daily net assets of the Fund as set forth below:

     Assets                                                                Rate
     ------                                                                ----
     First $50 million.................................................... 0.50%
     Next $100 million.................................................... 0.45%
     Next $100 million.................................................... 0.35%
     Next $100 million.................................................... 0.30%
     Over $350 million.................................................... 0.25%

  During the fiscal year ended December 31, 1999, AFIMS paid Cambiar $109,343 for its sub-advisory services pursuant to the Previous Sub-Adviser Agreement. If the new sub-adviser fee had been in effect during the last fiscal year, the Sub-Adviser would have received $185,532, representing an increase of $76,189, or 70%. Based on the Fund's net assets at March 31, 2000 of approximately $37,489,688, the annual fees paid by AFIMS to the Sub-Adviser would increase from $187,448 to $318,662, an increase of $131,214, or 70%. Any increase in sub-adviser fees affects AFIMS directly, but does not affect Fund Shareholders since AFIMS is solely responsible for the payment of all sub-adviser fees.

  In managing the Fund's portfolio, Cambiar invested primarily in stocks of established companies, whereas TCW will pursue a small-cap growth investment strategy. The Trustees believe that the new sub-adviser fee rate should provide an effective means of compensating TCW for its advisory services. The new sub-adviser fee rate is believed by the Trustees and AFIMS to be consistent with industry averages for comparable services.

  The New Sub-Adviser Agreement provides that TCW, as Sub-Adviser, in return for its fee, will manage the investment and reinvestment of assets of the Fund subject to the control and supervision of the Board of Trustees and in accordance with the investment objective and policies of the Fund set forth in the Trust's current registration statement and any other policies established by the Board of Trustees or AFIMS. In this regard, it is the responsibility of TCW to make investment decisions for the Fund and to place the Fund's purchase and sale orders for investment securities. The New Sub-Adviser Agreement states that TCW will provide at its expense all necessary investment, management and administrative facilities, including salaries of personnel needed to carry out its duties under the New Sub-Adviser Agreement, but excluding brokerage expenses and pricing and bookkeeping services.

  The New Sub-Adviser Agreement shall remain in full force and effect through May 30, 2000 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Trustees, or by vote of the holders of a majority of the Fund's outstanding voting securities, and by the vote of a majority of the Trustees who are not "interested persons" of the Trust, AFIMS, the Sub-Adviser, or any other sub-adviser to the Trust. The New Sub-Adviser Agreement may be terminated at any time, without payment of any penalty, by AFIMS, subject to the approval of the Trustees, by vote of the Trustees, by vote of a majority of the outstanding voting securities of the Fund, or by TCW, in each case on 60 days' written notice. As required by the 1940 Act, the New Sub-Adviser Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment. It also will terminate in the event that the Management Agreement between the Trust and AFIMS shall have terminated for any reason.

  The New Sub-Adviser Agreement provides that, in the absence of (i) willful misfeasance, bad faith or gross negligence on the part of TCW, or (ii) reckless disregard by TCW of its obligations and duties under the New Sub-Adviser Agreement, TCW shall not be liable to the Trust, AFIMS or to any Shareholder or creditor of the Trust, for any matter in connection with the performance of any of its services under the New Sub-Adviser Agreement or for any good faith purchase or sale of any investment made by it for the Trust.

  In addition to approving a New Sub-Adviser Agreement, the Trustees also approved a new investment objective and new investment strategies for the Fund that reflect TCW's investment management style. The previous investment objective and principal investment strategies are stated in the Fund's current Prospectuses dated May 1, 1999 and are set forth below. The new investment objective and strategies, which became effective April 1, 2000, are included in a Prospectus supplement dated March 7, 2000 and are also set forth below. The Fund's investment objective and principal investment policies are non-fundamental and may be changed without a shareholder vote.

Previous Investment Objective and Strategies

  Investment Objective: The Fund seeks long-term growth of capital by investing primarily in common stocks of established companies.

  Principal Investment Strategies: The Sub-Adviser attempts to find stocks that are currently trading at attractive values in relation to the market and have potential for long-term earnings growth. These are often stocks of companies which have been out of favor but have experienced positive recent developments not yet recognized in the stock's price.

  Under normal market conditions, the Fund invests at least 65% of its assets in the common stocks of companies with a market capitalization of more than $1 billion. In addition, the Fund may purchase preferred stocks, debt securities and securities convertible into or exchangeable for common stocks. The Fund may invest up to 20% of its assets in foreign securities (not including its investments in ADRs).

New Investment Objective and Strategies

  Investment Objective: The Fund seeks long-term capital appreciation.

  Principal Investment Strategies: To pursue its investment objective, the Fund invests (except when maintaining a temporary defensive position) at least 65% of the value of its total assets in equity securities issued by companies with market capitalization, at the time of acquisition, within the capitalization range of the companies comprising the Standard & Poor's Small Cap 600 Index.

  In managing the Fund's investments, the Sub-Adviser pursues a small cap growth investment philosophy. The Sub-Adviser uses fundamental company-by-company analysis in conjunction with technical and quantitative market analysis to screen potential investments and to continuously monitor securities in the Fund's portfolio.

  The Fund focuses on small, fast-growing companies that offer cutting-edge products, services or technologies. Because these companies are often in their early stages of development, their stocks tend to fluctuate more than most other securities. The Fund may invest up to 25% of its assets in foreign securities (not including its investments in American Depositary Receipts).

                               OTHER INFORMATION

  The shares of the Fund may be purchased only by separate accounts ("Separate Accounts") established by First Allmerica Financial Life Insurance Company ("First Allmerica") or Allmerica Financial Life Insurance and Annuity Company ("Allmerica Financial Life") for the purpose of funding variable annuity contracts and variable life insurance policies issued by First Allmerica or Allmerica Financial Life and by qualified pension and retirement plans. Both First Allmerica and Allmerica Financial Life are wholly-owned subsidiaries of Allmerica Financial Corporation ("AFC"), a publicly-traded Delaware holding company for a group of affiliated companies, the largest of which is First Allmerica, a life insurance company organized in Massachusetts in 1844. On April 1, 2000, the Trustees and officers of the Trust, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Annual Report

  The Trust will furnish, without charge, a copy of the most recent Annual Report to the Shareholders of the Fund. Requests should be directed to the Trust at 440 Lincoln Street, Worcester, Massachusetts 01653 or by calling 1-800-828-0540.

Broker Commissions

  During the fiscal year ended December 31, 1999, no commissions were paid to brokers affiliated with Cambiar, TCW, AFIMS or the Fund.

Distributor, Administrator

  Allmerica Investments, Inc. ("AII"), a wholly-owned subsidiary of AFC, serves as the Distributor for the Trust. AII, AFIMS and AFC are located at 440 Lincoln Street, Worcester, MA 01653. Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, serves as the Trust's administrator, fund accountant and custodian.

April 25, 2000

                                 [LETTERHEAD]

April 25, 2000

Dear Contract/Policy Owner:

  We are pleased to enclose an Information Statement regarding TCW Investment Management Company ("TCW"), the new Sub-Adviser of the Select Strategic Growth Fund (the "Fund") of Allmerica Investment Trust (the "Trust"), and the new investment objective and new investment strategies for the Fund. TCW was hired effective April 1, 2000 to replace Cambiar Investors, Inc. ("Cambiar"), the Fund's previous Sub-Adviser. TCW is a member of a group of companies which, as of December 31, 1999, had approximately $70 billion in assets under management. The investment advisory fees charged by the Trust's investment manager, Allmerica Financial Investment Management Services, Inc. ("AFIMS"), to the Fund remain the same. The sub-advisory fees which AFIMS will pay to TCW are greater than the sub-advisory fees paid by AFIMS to Cambiar.

  The investment objective and investment strategies of the Fund have been amended to reflect TCW's small-cap growth investment management strategy. Because of these changes, for a period of 60 days from the receipt of this notice, you have the right to request a transfer of your allocations in the Select Strategic Growth Fund to any of the other investment options available under your Contract or Policy. This transfer is without charge, and does not count as one of the 12 transfers that are free in each Contract or Policy year.

  Please take a few minutes to read the Information Statement. It contains additional information about TCW, the terms of the new Sub-Adviser Agreement, the factors that were considered by management and the Board of Trustees in making the decision to change Sub-Advisers and a description of the Fund's new investment objective, investment strategies and principal investment risks.

  This action will not require you to send a proxy and we are not asking you for a proxy. As always, please feel free to contact your financial representative or us with any questions or comments you may have.

                                          Sincerely yours,

                                          /s/ Richard M. Reilly
                                          _____________________________________
                                          Richard M. Reilly
                                          President